CERTIFICATE OF AMENDMENT OF
                          CERTIFICATE OF INCORPORATION

                                       OF

                          SWISSRAY INTERNATIONAL., INC.
                UNDER SECTION . . Of THE BUSINESS CORPORATION LAW



                                    I C C
                                STATE OF NEW YORK
                               DEPARTMENT OF STATE
                              FILED JUL. 2 0 2000









                                Teresa Holichork
                               Gary B. Wolff, P.C.
                                747 Third Avenue
                                   25th Floor
                               New York, NY 10417

                            CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF INCORPORATION
                                       OF
                          SWISSRAY International, Inc.
                      ------------------------------------
                UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW


         WE, THE UNDERSIGNED, Ruedi G. Laupper and Josef Laupper, being respectively the president and the secretary of SWISSRAY International, Inc. hereby certify:

         1.       The name of the corporation is SWISSRAY International, Inc.

         2. The certificate of incorporation of said corporation was filed with the Department of State on the 2nd day of January. 1968 under the name CGS Units Incorporated.

         3.       That  the  amendment  to  the  Certificate  of   Incorporation
         effected by this Certificate is as follows:

                  Article 4 of the Certificate of Incorporation is amended to add 50,000,000 shares of Common Stock, $.01 par value, and shall read as follows:


                  "4. The total number of shares authorized which the corporation shall have authority to issue is 101,000,000 shares, of which 100,000,000 shares shall be Common Stock, par value $.01 per share without cumulative voting rights and without any preemptive rights and 1,000,000 shares shall be Preferred Stock, par value $.01 per share.

         The Board of Directors of the Corporation is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors.

         4. The amendment to the Certificate of Incorporation was authorized by an affirmative vote of the holders of at least a majority of all outstanding shares entitled to vote on an amendment to the Certificate of Incorporation at the Annual Meeting of Shareholders. Said authorization being subsequent to the affirmative vote of the Board of Directors

         IN WITNESS WHEREOF, we hereunto sign our names and affirm that the statements made herein are true under the penalties of perjury, this 13th day of July, 2000.


                                                     /Ruedi G. Laupper/
                                                     -------------------------
                                                     Ruedi G. Laupper, President

                                                     /Josef Laupper/
                                                     -------------------------
                                                      Josef Laupper, Secretary

                               ' State of New York
                               Department of State






           I hereby certify that the annexed copy has bean compared with the original document in the custody of the Secretary of State and that the same is a true copy of said original






                 Witness


                seal
                of the
                Department
                of State of New York